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EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors
Access Anytime Bancorp, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Access Anytime Bancorp, Inc. for the Restated and Amended Access Anytime Bancorp, Inc. 1997 Stock and Incentive Plan of our report dated January 30, 2003, with respect to the consolidated statements of financial condition of Access Anytime Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, which report appears in the December 31, 2002 annual report on Form 10-KSB of Access Anytime Bancorp, Inc.

                      /s/ KPMG LLP

Albuquerque, New Mexico
May 1, 2003

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CONSENT OF INDEPENDENT ACCOUNTANTS